FORM 15
[Adopted in Release No. 34-20784 ( 83,508), March 22, 1984,
effective March 30, 1984, 49 F.R. 12688.]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
Act of 1934 or Suspension of Duty to File Reports Under
Sections 13 and 15(d) of the Securities
Exchange Act of 1934.


Commission File Number 333-27225; 811-9118

(Exact name of registrant as specified in its charter)

DEM, Inc.
-------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

World Trade Center-Baltimore
28th Floor
401 East Pratt Street
Baltimore, Maryland 21201
(410) 625-9656

  (Title of each class of securities covered by this Form)

Common Stock
----------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duly to file reports:


Rule 12g-4(a)(1)(i)  [   ]      Rule 12h-3(b)(1)(ii) [   ]
Rule 12g-4(a)(1)(ii) [   ]
Rule 12g-4(a)(2)(i)  [ X ]      Rule 12h-3(b)(2)(i)  [   ]
Rule 12g-4(a)(2)(ii) [   ]
Rule 12h-3(b)(1)(i)  [   ]      Rule  15d-6          [   ]

     Approximate number of holders of record as of the certification or notice date:

              0
		----------

     Pursuant to the requirements of the Securities Exchange
Act of 1934 DEM, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  September 30, 1998	BY: /S/ NATHAN A. CHAPMAN, JR.
                              Nathan A. Chapman, Jr.
                              President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
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